2:

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in Amendment No. 1 to the Registration Statement on Form SB-2 (File No. 333-146193) of Cyber Digital, Inc. (a New York corporation) of our independent auditors report dated June 27, 2007 related to the consolidated balance sheets of Cyber Digital, Inc. and Subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended March 31, 2007, and our independent auditors report dated August 28, 2007 related to the consolidated balance sheets of New Rochelle Telephone Corp. and Telecarrier Services, Inc. as of November 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity deficiency, and cash flows for the years ended November 30, 2006 and 2005.

/s/ Blanchfield Kober and Co.

Hauppauge, New York

October 11, 2007